UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 16, 2010

FRANKLIN CREDIT HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-17771	26-3104776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code:  (201) 604-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On July 16, 2010, the Registrant and its subsidiary, Franklin Credit Management Corporation (“FCMC”), entered into a letter agreement (the “Letter Agreement”) with The Huntington National Bank (the “Bank”), Franklin Mortgage Asset Trust 2009-A, an indirect subsidiary of the Bank (the “Trust”) and, for certain limited purposes, Thomas J. Axon.  The Letter Agreement was entered into in connection with and in anticipation of the Trust’s then-proposed sale on a servicing released basis (the “Loan Sale”), of substantially all of the first-lien residential mortgage loans serviced by FCMC under the servicing agreement by and among Franklin Mortgage Asset Trust 2009-A and Franklin Credit Management Corporation dated March 31, 2009 (the “Legacy Servicing Agreement”).

As anticipated, the Loan Sale to Vantium Capital Markets, L.P. (“VCM”) closed on July 20, 2010 (the “Loan Sale Closing Date”) and, on July 20, 2010, VCM and Vantium REO Capital Markets, L.P. (together with VCM, “Vantium”) entered into a Loan Servicing Agreement with FCMC (the “Vantium Servicing Agreement”), pursuant to which FCMC will continue to service the first-lien residential mortgage loans acquired in the Loan Sale. Vantium, however, has the right, and has indicated that it intends to exercise such right on or about September 1, 2010, to move the servicing of 25% of the loans acquired (based on unpaid principal balance) to another servicer without further notice and without the payment of a termination fee. Although the amount ultimately received by the Trust in respect of the sale, net of certain expenses, will count towards the next applicable minimum net remittance level set by the Bank for a scheduled partial release of an additional 15% of pledged equity interests in FCMC (according to the terms and conditions previously disclosed by the Registrant in its 2009 Annual Report on Form 10-K), it is not expected that the net sale proceeds and collections to date will be sufficient to obtain a partial release of equity interests from the Bank.

The Letter Agreement included terms amending, or committing the Bank, FCMC, the Registrant, and related parties to amend certain of the restructuring agreements entered into in connection with the Registrant’s restructuring with the Bank on March 31, 2009, including the existing credit relationships under the Legacy Servicing Agreement, the syndicated legacy amended and restated credit agreement, dated as of March 31, 2009 and as amended (the “Legacy Credit Agreement”), and the amended and restated licensing credit agreement, dated as of March 31, 2009 and as amended  (the “Licensing Credit Agreement”), and commitments by FCMC to make certain payments to the Bank.  Additionally, the Letter Agreement set forth certain mutual commitments of the parties with respect to the Registrant’s consideration of a restructuring or spin-off of its ownership of FCMC (a “Potential Restructuring”), as well as certain guaranties of Thomas J. Axon, the Chairman of the Registrant and FCMC.

To implement the agreements reached in the Letter Agreement, on July 20, 2010, the Registrant and FCMC, entered into an Amendment No. 2 to the Licensing Credit Agreement with the Bank (as Administrative Agent and Issuing Bank) and an affiliate of the Bank, Huntington Finance, LLC as Lender and Risk Participant (“Amendment No. 2”).

SERVICING RELATIONSHIPS

The Bank

In the Letter Agreement,

•
FCMC reaffirmed certain existing obligations under the Legacy Servicing Agreement and otherwise agreed to use its best efforts to cooperate and assist the Trust and Bank in consummating the Loan Sale, including in connection with curing documentary issues or deficiencies relating to the loans sold.

•	FCMC agreed to make a $1 million payment to the Bank as reimbursement for certain expenses of the Bank.
•
FCMC released all claims under the Legacy Servicing Agreement (other than those for unpaid servicing advances for services incurred prior to June 30, 2010) with respect to the loans sold in the Loan Sale.

•
FCMC agreed to refund to the Trust on the Loan Sale Closing Date any servicing fees paid in advance to FCMC under the Legacy Servicing Agreement in respect of July 2010 to the extent attributable to the loans sold in the Loan Sale.

•
FCMC agreed that upon closing of the Loan Sale, the Legacy Servicing Agreement would be deemed terminated as to the loans sold, except with respect to its obligations to assist in curing documentary issues or deficiencies relating to the loans sold.

•
FCMC and the Trust agreed to enter into the New Trust Servicing Agreement no later than July 23, 2010, to be effective on August 1, 2010, relating to the servicing of the loans previously serviced under the Legacy Servicing Agreement, other than those sold in the Loan Sale, which would be on market terms as determined by the Trust in good faith, and terminable without cause by the Trust on 90 days prior written notice, or 30 days prior written notice in connection with a sale of some or all of the remaining loans serviced for the Trust. In connection with this requirement, as of the date hereof, FCMC is awaiting the terms and form of the New Trust Servicing Agreement from the Trust.

Vantium

On July 20, 2010, but effective as of July 1, 2010 with an obligation to pay servicing fees and certain third-party collection expenses to FCMC retroactive to such date, FCMC entered into a Loan Servicing Agreement with Vantium Capital Markets, L.P. and Vantium REO Capital Markets, L.P. (collectively “Vantium”), pursuant to which FCMC will continue to provide servicing for the loans acquired by Vantium in the Loan Sale. However, the servicing of 25% of the loans acquired are to be transferred by FCMC to an affiliate of Vantium, which is expected to occur on or about September 1, 2010.With respect to the remaining 75% of the loans acquired, Vantium has the right to terminate the servicing of any of such loans without cause upon ninety (90) calendar days prior written notice, subject to the payment of a termination fee for each such loan terminated.

Pursuant to the Vantium Servicing Agreement, FCMC will service the loans subject to customary terms, conditions and servicing practices for the mortgage servicing industry. Indemnification of FCMC by Vantium is limited to third-party claims and damages arising out of or based upon any breach of any of the corporate representations or warranties or covenants of Vantium and FCMC’s compliance with written instructions to the extent such instructions are not in compliance with applicable requirements for the loan and accepted servicing practices, as such terms are defined under the Vantium Servicing Agreement.

FCMC as servicer will receive a monthly servicing fee per loan per month with the amount dependent upon loan status at the end of each month, resolution and disposition fees based on the unpaid principal balance of loans collected from borrowers or gross proceeds from the sales of a properties, as applicable, and a contingency fee for unpaid principal balance collected on loans designated by Vantium, in addition to various ancillary fees and reimbursement of certain third-party expenses. Due to the ultimate retention of the servicing of only 75% of the loans sold to Vantium and the servicing fee rate to be paid under the Vantium Servicing Agreement, we expect that the servicing fees to be paid by Vantium will be substantially less than the servicing fees that had been paid by the Trust for such loans, resulting in potentially significantly reduced revenues for FCMC.

CREDIT RELATIONSHIPS WITH THE BANK

In the Letter Agreement,

•	FCMC agreed to use $1 million in unpledged cash on the Loan Sale Closing Date to repay the amount outstanding under its revolving line of credit with the Bank under the Licensing Credit Agreement.
•
The Bank agreed to permanently reduce the maximum amount of available credit under the revolving line from $2 million to $1 million and to release $1 million of cash collateral previously held under the Licensing Credit Agreement, with FCMC agreeing to use such released amount on the Loan Sale Closing Date of July 20, 2010 as a voluntary payment to the Bank and the Bank agreeing to use the voluntary payment as a reduction of outstanding debt under the Legacy Credit Agreement.

On July 20, 2010, the Registrant and FCMC, entered into Amendment No. 2 to the Licensing Credit Agreement implementing the agreements described above with respect to the parties’ relationship pursuant to the Licensing Credit Agreement and the payments with respect to the Legacy Credit Agreement. Specifically, under Amendment No. 2, as agreed to under the Letter Agreement, available credit under the revolving loan facility was reduced from $2 million to $1 million and the cash collateral securing the revolving loan and letter of credit facilities was reduced from $8.5 million to $7.5 million, with the collateral so released applied as a voluntary payment against the debt outstanding of certain subsidiaries of the Registrant under the Legacy Credit Agreement.

POTENTIAL RESTRUCTURING

In the Letter Agreement, the parties agreed that in connection with a Potential Restructuring, if the Potential Restructuring is acceptable to the Bank, and the administrative agent and the required lenders under the Legacy Credit Agreement, in each party’s sole discretion, and the Potential Restructuring does not result in material tax, legal, regulatory, or accounting impediments or issues for Registrant or FCMC, then:

•
The Bank would use its reasonable efforts to assist the Registrant and FCMC in connection with such Potential Restructuring in obtaining the approval of the required lenders under the Legacy Credit Agreement for the Potential Restructuring and consenting to any change of control in connection with the Potential Restructuring to the extent required under the Legacy Credit Agreement and FCMC or Registrant would reimburse and hold the Bank and the required lenders harmless from any reasonable expense incurred by them thereby connection with any such Potential Restructuring.

•
FCMC would make semi-annual payments to the Bank under the Legacy Credit Agreement (the “EBITDA Payment”) equal to (i) 50% of FCMC’s EBITDA, in accordance with generally accepted accounting principals (“GAAP”), for each period for the first 18 months from the Loan Sale Closing Date, and (ii) 70% of FCMC’s GAAP EBITDA for each period thereafter, up to a maximum aggregate of $3 million.

•
Thomas J. Axon’s existing personal guaranty to the Bank would be extended to the EBITDA Payment pursuant to an amendment to the guarantee, which will also provide that to the extent that the EBITDA Payment in respect of any period is less than $500,000, Mr. Axon will pay such shortfall.  Mr. Axon’s obligations pursuant to the guaranty would be secured and continue to be secured by the collateral he had pledged to the Bank on March 31, 2009.

•
Any payments by FCMC or Mr. Axon in respect of the EBITDA Payment would go to reduce the obligation of the other in respect of the obligations to make such payment, or the guaranty in respect of such payment, as the case may be.

•	Any
o	payments in respect of the EBITDA Payments and
o
application of payments to the Bank in respect of distributions by FCMC to its stockholders (in accordance with the requirement under the Legacy Credit Agreement that all such distributions to stockholders be accompanied by such application such that such applications are not less than 70% of the total amounts of such applications and distributions for any semi-annual period);

would each serve as a credit against the other, which could have the effect of reducing the $3 million maximum amount of the EBITDA Payments otherwise payable as described above.

The foregoing summaries of the Letter Agreement, the Vantium Servicing Agreement, and Amendment No. 2 are qualified in their entirety by reference to the complete copies of such agreements, filed as Exhibits 10.1 through 10.3 to this Form 8-K.

Item 9.01        Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1
Letter Agreement, dated July 16, 2010, by and among The Huntington National Bank, Franklin Mortgage Asset Trust 2009-A, the Registrant, Franklin Credit Management Corporation and, solely for the purposes of paragraph 5 thereof, Thomas J. Axon

10.2
Amendment No. 2 to the Amended and Restated Credit Agreement (Licensing), dated as of July 20, 2010, by and among  with The Bank (as Administrative Agent and Issuing Bank) and an affiliate of the Bank, Huntington Finance, LLC as Lender and Risk Participant

10.3
Loan Servicing Agreement, entered into on July 20, 2010 but dated and effective July 1, 2010, by and among Vantium Capital Markets, L.P.,  Vantium REO Capital Markets, L.P. and FCMC (portions of this exhibit have been omitted and separately filed with the Commission with a request for confidential treatment)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Credit Holding Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 22, 2010
FRANKLIN CREDIT HOLDING CORPORATION

By: /s/ Kevin P. Gildea
Name: Kevin P. Gildea
Title:   Chief Legal Officer and Secretary